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                                                                     EXHIBIT 5.1

                                  July 1, 2003

ILEX Oncology, Inc.
4545 Horizon Hill Boulevard
San Antonio, Texas 78229

Dear Sirs:

              We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed on or about July 1, 2003, by ILEX Oncology, Inc. (the "Company") under the Securities Act of 1933, as amended, relating to the registration of shares of Common Stock, $.01 par value ("Common Stock"), of the Company. The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act. The aggregate public offering price of the Securities being registered is $150,000,000.

              As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the shares of Common Stock to be sold pursuant to the Registration Statement have been duly and validly authorized, have been legally issued, and are fully paid and nonassessable.

              We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                               Very truly yours,

                                               /s/ Fulbright & Jaworski L.L.P.